Exhibit 3.1

FIRST AMENDMENT TO

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ALTUS MIDSTREAM COMPANY

Under Section 242 of the Delaware General Corporation Law, Altus Midstream Company, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by replacing Section 4.1 in its entirety as follows:

Section 4.1 Authorized Capital Stock.

(a)    The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 3,050,000,000 shares, consisting of (i) 3,000,000,000 shares of common stock (the “Common Stock”), consisting of (x) 1,500,000,000 shares of Class A Common Stock (the “Class A Common Stock”) and (y) 1,500,000,000 shares of Class C Common Stock (the “Class C Common Stock”), and (ii) 50,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

(b)    Reverse Stock Split.

(i)    Effective as of 5:30 p.m., Eastern Time, on June 30, 2020 (the “Effective Time”), every twenty (20) shares of the Corporation’s Common Stock (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one (1) share of Common Stock of the Corporation (the “New Common Stock”) (such formula herein, the “Determined Ratio”). Further, every right, option and warrant to acquire shares of Old Common Stock outstanding immediately prior to the Effective Time shall, as of the Effective Time and without any further action, automatically be reclassified into the right to acquire one (1) share of New Common Stock based on the Determined Ratio of shares of Old Common Stock to shares of New Common Stock, but otherwise upon the terms of such right, option or warrant (except that the exercise or purchase price of such right, option or warrant shall be proportionately adjusted).

(ii)    Notwithstanding the immediately preceding paragraph, the Corporation shall not be required to issue or deliver any fractional shares of New Common Stock. At the Effective Time any such fractional interest in such shares of New Common Stock shall be converted into the right to receive an amount in cash, without interest, determined by multiplying (1) the volume-weighted average trading price of the Common Stock (on a post-reverse-split basis as adjusted for the amendment effected hereby) as reported on the Nasdaq Global Select Market for the twenty consecutive trading days ending on the trading day immediately preceding the Effective Time by (2) such fractional share interest to which the holder would otherwise be entitled. Shares of Common Stock that were outstanding immediately prior to the Effective Time and that are not outstanding immediately after the Effective Time shall resume the status of authorized but unissued shares of Common Stock.

(iii)    Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above); provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.

SECOND: The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of the outstanding common stock of the Corporation entitled to vote thereon.

THIRD: This Certificate shall be effective as of 5:30 p.m., Eastern Time, on June 30, 2020.

IN WITNESS WHEREOF, I have signed this Certificate this 11 day of June, 2020.

Altus Midstream Company

By:	/s/ Clay Bretches
Name: Clay Bretches
Title: Chief Executive Officer and President